AMENDMENT AGREEMENT NO. 1

in respect of

Share Purchase Agreement dated 18 January 2023 ("Agreement")

between Quality lndustrial Corp. and Gerab National Enterprises LLC and Mr. Saseendran Kodapully Ramakrishnan

THIS AMENDMENT AGREEMENT NO. 1 to the Agreement has been entered into on 31th July 2023

("Amendment No. 1") between:

1.	QUALITY INDUSTRIAL CORP., a Nevada corporation established under the laws of the State of Nevada, United States of America, with company IRS employer identification number 35- 2675388, and whose address is at 315 Montgomery Street, San Francisco, 94104 California, United States of America, and having Mr. John-Paul Backwell as the authorized representative and signatory for and on behalf of the company ("First Party" or "Purchaser");
2.	GERAB NATIONAL ENTERPRISES LLC, a company established under the laws of the Ernirate of Dubai, United Arab Emirates, and whose address is at Office no. 202, 5-19 Hotel, Office Section, Al Jaddaf Waterfront, Dubai, United Arab Emirates, and having Mr. Abdullah Sharafi as the authorized representative and signatory for and on behalf of the company ("Second Party") and

3.	MR. SASEENDRAN KODAPULLY RAMAKRISHNAN, an lndian national with passport number Z4995587, a resident in the United Arab Emirates and whose address is at Villa no. 45, La Collection Avenue, Arabian Ranches, And Al Shiba, Dubai, United Arab Emirates ("Third Party").

Hereafter, the Second Party and the Third Party shall be collectively referred to as the "Sellers".

WHEREAS

(A)	The Parties entered into the Agreement on 18 January 2023, and subject to the terms and conditions set out under the same, the Purchaser agreed to purchase, and the Sellers agreed to sell, seventy eight (78) shares in Quality International Co Ltd FZC, a freezone company established under the rules and regulations of the Hamriyah Free Zone Authority and the laws of the United Arab Emirates, with company registration number 4378 and whose address is at PO Box 50622, located at 6C-02, Hamriyah Free Zone Phase 2, Sharjah, United Arab Emirates ("Company").
(B)	The Parties have agreed to make various amendments to the Agreement as set out in this Amendment No. 1.

AGREED TERMS

Now, in consideration of the foregoing and in further consideration of this Amendment No. 1 on mutual covenants, hereinafter set forth, it is agreed that:

1.	DEFINITIONS AND COMMENCEMENT

1.1                Terms defined in the Agreement shall have the same meaning when used in this Amendment No. 1 unless the context otherwise required.

1.2                Notwithstanding the signing date of this Addendum No. 1, the effective date of this Amendment No. 1 is 1 March 2023 ("Effective Date").

2.	AMENDMENTS

2.1	Clause 1.02 of the Agreement shall be deleted in its entirety and replaced with the following:

"Purchase Price. The Parties have agreed that the Purchase Price for the Shares is up to One Hundred Thirty-Seven Million United States Dollars ($137,000,000 USD), which is payable as part payments as follows:

Original Payment Arrangement	Revised Payment Arrangement	Revised Payment Date	Revised Payment Amount	Break Fee if a Revised Payment is not received by the Revised Payment Date*	Paid To
Tranche 2 : As	Tranche	16 June	USD	Tranche 1 value of USD	Quality International Co Ltd
per SPA for	2.1	2023	500,000	1,000,000 to be	FZC
USD		(paid)		considered as break fee
15,000,000, to				if USD 500,000 not
be paid				received by 16-Jun-2023
immediately	Tranche	On or	USD	In addition to USD	Quality International Co Ltd
upon closing being 6 March	2.2	before 31 July	2,000,000	1,000,000/-, 50% of USD 500,000 receivable by	FZC
2023.		2023		16-Jun-2023 to be
considered as break fee
(Total USD 1,250,000)
	Tranche	On or	USD	In addition to USD	Quality International Co Ltd
	2.3	before	5,000,000	1,000,000/-, 50% each of	FZC
		15 Sept		subsequent payments of
		2023		USD 500,000 + USD 2,000,000 to be
considered a break fee
(Total USD 2,250,000)
Original	Revised	Revised	Revised	Break Fee if a Revised	Paid To

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Payment Arrangement	Payment Arrangement	Payment Date	Payment Amount	Payment Is not received by the Revised Payment Date*
Tranche 3: As per SPA for USD 66,000,000, to	Tranche 3.1	On or before 30 Nov 2023	USD 73,500,000	Break fee Capped at USD 3,500,000	$28,500,000 paid to Quality International Co Ltd FZC, $39,000,000 to Gerab National Enterprise LLC and
be paid on or before 210 days after closing being 6					$6,000,000 to Saseendran Kodapully Ramakrishnan
March 2023.
Tranche 4: As	Tranche	31	USD	Break fee not applicable	$6,000,000 to Gerab
per SPA for USD 14,000,000, to be paid within 30 days of H1,	4	January 2024	14,000,000	if Tranche 3.1 is fully received by 30 November 2023.	National Enterprise LLC, $5,000,000 to Saseendran Kodapully Ramakrishnan and $3,000,000 to Quality
2023 auditor					International Co Ltd FZC
certified
financials
Tranche 5: As per SPA for USD 20,000,000 to be paid within	Tranche 5	15 April 2024 considering Year End	USD 20,000,000	Break fee not applicable if Tranche 3.1 is fully received by 30 November 2023.	$15,000,000 to Gerab National Enterprise LLC, $2,000,000 to Saseendran Kodapully Ramakrishnan
30 days of Year End 2023		audited financials			and $3,000,000 to Quality International Co Ltd FZC
audited		to be
financials		completed
by 15
March
2024
Tranche 6: As per SPA for USD 21,000,000 to be paid within	Tranche 6	15 April 2025 considering Year End	USD 21,000,000	Break fee not applicable if Tranche 3.1 is fully received by 30 November 2023.	$15,000,000 to Gerab National Enterprise LLC, $3,000,000 to Saseendran Kodapully Ramakrishnan
30 days of Year End 2024		audited financials			and $3,000,000 to Quality International Co Ltd FZC
audited		to be
financials		completed
by 15
March
2025

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*Notes for Tranche 2 and Tranche 3.1: In the event that the First Party fails to meet any of the Revised Payment Dates and/or the Revised Payment Amounts pursuant to the table above, the Parties acknowledge and agree that the Second Party and the Third Party shall have the right, but not the obligation, to, in their sole discretion, terminate this Agreement, together with all related transaction documents including (without limitation) the Disclosure Letter dated 18 January 2023, the Shareholder Guarantee dated 18 January 2023, the Escrow Agreement dated 1 March 2023 and the Shareholders' Agreement dated 1 March 2023. Consequently, the First Party shall be liable for the applicable break fee pursuant to the table above, and the Parties undertake to release each other from the performance of any obligations under this Agreement, together with all related transaction documents including (without limitation} the Disclosure Letter dated 18 January 2023, the Shareholder Guarantee dated 18 January 2023, the Escrow Agreement dated 1 March 2023 and the Shareholders' Agreement dated 1 March 2023, and the Parties shall have no accrued rights under the same save as those which are intended to survive after such termination.

*Notes for Tranches 4, 5 and 6: Pursuant to the table above, payments for Tranche 4 to Tranche 6 are linked and paid in proportion to the percentage of EBITDA target achieved against forecasted EBITDA targets and capped at 100% of EBITDA target. Any shortfall or surplus (as the case may be} on the EBITDA target of a particular Tranche shall be carried-over to the subsequent Tranche and to be added to or deducted from (as the case may be} the subsequent EBITDA target. Any shortfall EBITDA existing after the expiration of time allotted for Tranche 6, shall be allowed to be delivered within an extended 6-month period until 30 June 2025, and be paid in proportion to the EBITDA target achieved and capped at 100% of EBITDA target. Any remaining shortfall existing after the expiration of time allotted for Tranche 6, shall be forfeit, resulting in a reduction to the Purchase Price."

2.2    A new Clause 2.03 of the Agreement shall be inserted with the following:

112.03 Future Borrowings. The Purchaser undertakes to guarantee and repay any and all principal and interest in respect of any future borrowings of the Company from any lender(s} subject to the following:

(a} the principal of any such borrowings shall be a maximum of USD 10 million (or such other amount to be agreed between the Parties};

(b} the interest rate of any such borrowings shall be a maximum of 22% per annum (or such other percentage to be agreed between the Parties};

(c} the costs and expenses of any such borrowings to be provided by the Purchaser shall be the sum of: (i} the costs and expenses payable by the Company for the tenure of any such borrowings; (ii) tenure of any such borrowings shall be less than 12 months (or such other time frame to be agreed between the Parties), and all such borrowing shall be repaid from the applicable portion related to Tranche payments due from the Purchaser to the Company; and (iii} the one-time processing cost shall be a maximum of 2% of the total principal of any such borrowings;

(d) the financing cost shall be borne until the date the Purchaser remits proceeds of the Tranche 3 payment to the Company under the Agreement to settle the total amount of any such borrowings pursuant to this clause; and

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(e) any such borrowings by the Company shall be strictly be used for the operating purposes (unless otherwise agreed between the Parties).

2.3   Clause 6.01(g) of the Agreement shall be deleted in its entirety and replaced with the following:

"(g) Purchaser confirms that it has received, or Sellers have made available, all necessary information for Purchaser to arrange for its internal purposes relating to audited financial statements of the Company by a PCAOB qualified third party independent auditor for the past two completed fiscal years ending December 2021 and December 2022."

2.3 A new Clause 8.03 of the Agreement shall be inserted with the following:

"8.03 Financial Information Sharing. The Sellers shall make available all necessary financial information to the Purchaser, which the Purchaser may reasonably be required to arrange for its internal purposes relating to audited financial statements of the Company by a PCAOB qualified third party independent auditor and periodic filings by the Purchaser, and to enable the Purchaser to : (a) undertake the necessary guarantee and repay any and all principal and interest in respect of any future borrowings of the Company from any lender(s) subject to Clause 2.03 of the Agreement; and (b) acquire debt financing to support of the ongoing cash flow requirements of the Company in respect of Clause 8(e) of the Agreement."

3.	MISCELLANEOUS

3.1               The Parties hereby agree and acknowledge that' this Amendment No. 1 in its entirety shall constitute an integral part of the Agreement.

3.2               Save and except for the amendments stipulated in this Amendment No. 1, all other terms of the Agreement remain unchanged and continue to be in full force and effect.

3.3               This Amendment No.1 and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with English law. Each party irrevocably agrees that the courts of the Dubai International Financial Centre shall have exclusive jurisdiction to settle any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with this Amendment No. 1 or its subject matter or formation.

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IN WITNESS WHEREOF, this Amendment No. 1 has been duly executed and delivered on the date first above written.

/s/ John-Paul Backwell

John-Paul Backwell, Chief Executive Officer

For and on behalf of

QUALITY INDUSTRIAL CORP.

/s/ Abdullah Sharafi

Abdullah Sharafi Managing Director

For and on behalf of

GERAB NATIONAL ENTERPRISES LLC

/s/ Saseendran Kodapully Ramakrishnan

SASEENDRAN KODAPULLY RAMAKRISHNAN

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